OPINION OF MICHAEL S. KROME
Exhibit 5.1

                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755



                                  July 24, 2001

Advanced Plant Pharmaceuticals, Inc.
43 West 33rd Street
New York, New York  10001

Dear Sirs:

         You have requested an opinion with respect to certain matters in connection with the filing by Advanced Plant Pharmaceuticals Inc., (the
"Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 12,125,000 shares, par value $0.0007 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

         The shares to be covered by the Form S-8 include:

         1. 5,000,000 shares of Common Stock of the Company in the name of C.J. Lieberman, as partial payment, valued at $100,000, for monies owed to him by the Company;
         2. 3,000,000 shares of Common Stock of the Company in the name of Sam Berkowitz for salary of $50,000, and $9,000 for expenses due to him from the Company;
         3. 2,500,000 shares of Common Stock of the Company in the name of Barry Clare as partial payment for salary of $50,000 due to him from the Company;
         4. 1,000,000 shares of Common Stock of the Company in the name of Lawrence Farkash as full payment for services rendered to the Company valued at $39,080.15;
         5. 200,000 shares of Common Stock of the Company in the name of Mark Cooper for services provided to the Company but not yet paid for;
         6. 225,000 shares of Common Stock of the Company in the name of Jack Bienenfeld, for services valued $5,000, provided to the Company but not yet paid for; and
         7. 200,000 shares of Common Stock of the Company in the name of Michael S. Krome, Esq., for legal services provided on behalf of the Company.

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         In connection  with this opinion,  we have examined and relied upon the
Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

         We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                                Michael S. Krome